Exhibit 99.1

Horsehead Holding Corp. Reports First Quarter 2014 Results

PITTSBURGH--(BUSINESS WIRE)--May 12, 2014--Horsehead Holding Corp. (Nasdaq:ZINC) reported consolidated net income of $0.7 million, or $0.01 per diluted share, for the first quarter of 2014 compared to a consolidated net income of $2.8 million, or $0.06 per diluted share, for the first quarter of 2013. Results for the quarter, adjusted to exclude favorable non-cash adjustments associated with hedges, was a loss of $1.3 million, or $(0.02) per diluted share compared to consolidated net income on the same basis of $2.3 million for the first quarter of 2013, or $0.05 per diluted share. The LME zinc price was approximately the same for both quarters, although nickel prices were 15% lower in the current quarter.

“During the first quarter we were faced with significant challenges, but accomplished several critical milestones in our transition plan:

  We are very excited that zinc production at our new Mooresboro, North Carolina facility is imminent. Construction of the zinc production facility is essentially finished. We have completed all of the pre-production checks and operated nearly all of the key unit operations in an actual production mode including waelz oxide unloading and washing, leaching, solvent extraction, effluent treatment and the melting and casting facilities. The cellhouse is fully commissioned awaiting the production of sufficient on-specification electrolyte in order to fill the cells, turn on the power and begin zinc production. We expect first zinc production to begin shortly,
  We permanently closed the zinc smelter in our Monaca, Pennsylvania facility at the end of April 2014 reflecting the start-up readiness of Mooresboro and the expectation that the continued sale of calcine and waelz oxide from our recycling operations will generate higher margins than the continued operation of the Monaca smelter,
  Zochem had a strong quarter with shipments increasing 82% compared to the prior year’s first quarter reflecting the full integration of our zinc oxide business into a single location. We started the seventh furnace by the end of the quarter and shifted all zinc oxide production to the Brampton, Ontario facility,
  INMETCO also had a strong quarter as a 10% increase in production helped to offset a 15% lower nickel price
  Severe weather adversely affected the logistics of product shipments and EAF dust deliveries, productivity at our Monaca smelter and energy costs at all of our facilities, which impacted our financial results during the quarter,” said Jim Hensler, President and Chief Executive Officer.

First Quarter Highlights

Compared to the same quarter last year:

  Zinc product shipments decreased 4,384 tons, or 10.2%, to 38,542 tons for the quarter, reflecting the shutdown of the refinery operation at the Monaca facility during the fourth quarter of 2013 and declining smelter productivity.
  EAF dust receipts decreased 10.6% to 140,108 tons as deliveries were affected by weather conditions.
  The LME zinc price averaged $0.92/lb for the first quarters of each of 2014 and 2013. The LME nickel price averaged $6.64/lb for the first quarter of 2014 compared to $7.85/lb for the first quarter of 2013. Zinc prices were hedged at $0.902/lb for the first quarter of 2014.
  Net sales, excluding $3.1 million related to non-cash hedge benefits for the current quarter and $1.0 million for the first quarter of 2013, decreased $10.2 million, or 9%, to $107.0 million reflecting the effect of reduced shipment volumes and nickel prices. Price realization for zinc products on a zinc-contained basis reflected a $0.20/lb premium to the average LME zinc price for the quarter compared to a $0.24/lb premium in the prior year quarter with the difference primarily being due to a decrease in zinc oxide shipments as a portion of total shipments.
  Cost of sales were $100.0 million, unchanged from the prior year quarter as the effect of lower shipments and reduced cost for purchased feed were slightly offset by higher energy costs and reduced absorption of fixed costs due to lower production levels.
  Adjusted EBITDA(1) was $2.3 million for the quarter compared to $12.4 million for the same quarter last year, primarily the result of lower shipment levels and higher unit conversion costs. Adjusted EBITDA was $23.6 million and the LME zinc price was $0.87/lb for the twelve months ended March 31, 2014 compared to $41.9 million and a LME zinc price of $0.88/lb, respectively, for the twelve months ended March 31, 2013.
  Cash used by operating activities was $22.0 million for the quarter ended March 31, 2014 as accounts payable decreased and accounts receivable increased during the quarter. Capital spending was $48.2 million for the quarter. Cash on hand was $65.5 million at the end of the quarter. In addition, we had $8.6 million of unused availability under our various credit facilities as of March 31, 2014. An additional $6.5 million of availability was added in April 2014. We continue to believe we have adequate liquidity to meet the capital needs of the business through the ramp-up of the Mooresboro facility.

Shipments and Production Data

	Quarter ended March 31,
	2014	2013
Zinc production – zinc equivalent tons	34,509	40,901
Zinc product shipments - tons	38,542	42,926
Zinc contained - tons	35,009	38,464
Net sales realization
Zinc products - per lb	$1.01	$1.04
Zinc products -per lb zinc contained	$1.12	$1.16
EAF dust receipts - tons	140,108	156,647
Nickel remelt alloy shipments - tons	7,271	6,858
LME average zinc price - per lb	$0.92	$0.92
LME average nickel price - per lb	$6.64	$7.85

Business Outlook

Hensler added, “Our results compared against the prior year’s first quarter reflect the unfavorable effect of a 10% reduction in zinc product shipments, a 28% reduction in smelter production and a $2.6 million or $0.03 per share increase in energy prices, which temporarily spiked due to the weather. The smelter production also declined due to the wind down of operations in Monaca as we closed the zinc oxide refinery at the end of 2013 and prepared for the permanent closure of the smelter at the end of April 2014. In total, including those terminated at the end of 2013 with the closure of the zinc oxide refinery, 510 salaried and hourly positions will have been eliminated with the closure of our Monaca facility. Of this number, only about 40 positions remain on the site today to assist with pre-demolition closure of the facility and final product shipments. As a result of declining production of the smelter, we increased the sale of waelz oxide and calcine to third parties during the quarter. In total, 22% of the zinc units from our EAF dust recycling operations were sold to third parties. In addition, we have entered into agreements to sell additional waelz oxide and calcine, as needed, during the transition period while Mooresboro is ramping up.”

During the first quarter, EAF dust tons processed declined by 15% compared with the fourth quarter of 2013, as unusually severe weather conditions adversely affected both the delivery of EAF dust and operating up-time of our process equipment. We processed a quantity of dust approximately 6% lower than our dust receipts during the quarter. EAF dust receipts began to return to normal levels in March. Average service fees increased by 2.6% compared with the prior year’s first quarter, primarily as a result of contractual price increases. We idled the second kiln at our Rockwood, Tennessee plant on May 2, 2014 to balance capacity with supply. We expect to remain at this operating level for a few weeks. Steel industry output remained steady as we entered the second quarter of 2014.

Demolition of the Monaca site, undertaken pursuant to our option agreement with Shell Chemical LP, was in full swing during the first quarter. Demolition of many of the buildings around the perimeter of the facility, away from the smelting operations, has been accomplished or initiated. Shell Chemical LP continues its activities related to its ongoing review of the Monaca location for its proposed petrochemical complex. If Shell exercises their option, we would expect to begin demolishing the remaining structures on the facility.

Zochem’s earnings before taxes for the quarter were $3.5 million which increased by 69% compared with the prior year’s first quarter due primarily to higher product margins and increased volume. Shipments increased by 82% compared with the prior year’s first quarter. We operated six of seven muffle furnaces at Zochem for most of the first quarter. We started the new seventh furnace at the end of March 2014. Transactional premiums on zinc oxide continue to hold steady during the quarter compared to the fourth quarter of 2013, however, realized premiums dipped slightly due to the lag effect in oxide pricing as a result of higher LME zinc prices in the current quarter. Construction activity related to the expansion project at Zochem is essentially complete with only a few minor items remaining. We may install additional baghouse capacity on some of the furnaces later this year to gain extra production capacity if market conditions warrant the investment.

INMETCO’s earnings before taxes were $1.7 million for the quarter which is lower than the prior year’s first quarter of $4.1 million. The prior year had a favorable one-time settlement on hedges of $0.8 million related to the MF Global claim and a favorable mark-to-market adjustment on hedges of $0.4 million, while the current quarter was adversely affected by a 15% lower nickel price and an unfavorable mark-to-market adjustment on hedges of $0.8 million. INMETCO had a strong operating quarter with tolling receipts 13% higher and remelt alloy production up 10% compared with the prior year’s first quarter. We have been successful in increasing the production rate on our submerged arc furnace to keep pace with increasing tolling orders from our customers. We are evaluating some modest capital investments to get further increases in capacity later this year.

We have progressed through all of the required stages of commissioning at Mooresboro over the past several months and, as a result, were able to identify and correct equipment and installation issues albeit at the cost of some delay in the start of production. We have reached the final stage of commissioning of the zinc plant and expect to start zinc production shortly. We expect the ramp-up to substantially full zinc production to take about six months once zinc production begins. The lead-silver recovery circuit is still expected to be completed late in the second quarter of 2014. The first production of the resulting concentrate is expected early in the third quarter. The current estimate of the cost to construct the Mooresboro facility is $525 million, of which, $504 million has been recorded through the end of the first quarter of 2014. The increase since our September 2013 estimate is primarily related to the extended commissioning process, issues with contractors, and final scope additions. We continue to believe that the new Mooresboro facility will deliver $90 to $110 million of incremental annual adjusted EBITDA once fully operational, along with other potential benefits such as reduced cost of hedging, maintenance capital spending and cash taxes.”

Conference Call Information

Horsehead will conduct a conference call with investors and analysts on Monday, May 12, 2014, at 11:00 am EDT to discuss its first quarter. Dial-in instructions are as follows.

Dial-In Numbers:
United States: 1 (888) 895-5271
International: 1 (847) 619-6547

Confirmation Number: 37065243

An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://event.on24.com/r.htm?e=779708&s=1&k=8623321F394359CEED91209D1014788B

A replay of the call will be available beginning at 1:30 pm EDT on Monday, May 12, 2014 and ending on Tuesday, May 19, 2014 at 11:59 pm EDT. Dial in instructions for the replay is as follows.

Dial-In Numbers:
United States: 1 (888) 843-7419
International: 1 (630) 652-3042
Access Code: 37065243#

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq:ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem Inc., a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 700 people and has seven facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about business outlook, future operating levels, proposed and potential initiatives and strategy, financial and performance targets and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be several factors that may cause our actual results to differ materially from the forward-looking statements, including, among others, the impact of future market conditions or unexpected production disruptions, including labor disruptions associated with the wind down of our Monaca facility on our results of operations, our future operating costs and production levels and our expansion plans and initiatives, delays in the achievement of full commercial operations at our Mooresboro facility, our ability to successfully implement and maintain past and future price increases, our ability to achieve the benefits we expect to achieve from the Mooresboro facility once fully operational, the ultimate cost to construct and start up the new plant and our ability to pay these costs and maintain adequate liquidity, our ability to obtain environmental and regulatory permits and approvals, and the success and timing of our expansion plans and initiatives and their impact on our future capabilities, capacity and production costs and our financial results. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Consolidated Financial Results (in thousands except per share amounts):

Income Statement (unaudited)

	Quarter ended March 31,
	2014	2013

Net sales	$110,064	$118,262
Cost of sales (excluding depreciation and amortization)	100,000	100,013
Gross profit (excluding depreciation and amortization)	10,064	18,249
Depreciation and amortization	4,853	7,104
S G & A expenses	6,038	5,830
(Loss)income from operations	(827)	5,315
Interest expense	538	1,081
Interest and other income	2,488	424
Income before taxes	1,123	4,658
Income tax provision	394	1,830
Net income	$729	$2,828

Earnings per diluted share	$0.01	$0.06

Weighted average diluted shares outstanding	51,789	44,294

Adjusted EBITDA (1)	$2,305	$12,380

Balance Sheet Items	March 31, 2014	December 31, 2013
	(unaudited)
Cash and equivalents	$65,470	$136,327
Other current assets	157,199	139,826
Property, plant and equipment, net	759,959	708,250
Other assets	19,952	20,909
Total assets	$1,002,580	$1,005,312

Current liabilities	$156,916	$161,819
Long-term debt	354,199	354,768
Other long-term liabilities	43,725	43,831
Stockholders’ equity	447,740	444,894
Total liabilities and stockholders’ equity	$1,002,580	$1,005,312

Segment Information (unaudited)

Three months ended March 31, 2014	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$ 62,259	$ 35,747	$ 12,420	$ (362)	$ 110,064
(Loss)income before income taxes	(3,955)	3,475	1,695	(92)	1,123

Three months ended March 31, 2013	Horsehead	Zochem	INMETCO	Corporate, eliminations and other	Total
Net sales	$ 83,870	$ 20,149	$ 14,780	$ (537)	$ 118,262
(Loss)income before income taxes	(881)	2,051	4,080	(592)	4,658

(1)

Adjusted EBITDA is a non-GAAP financial measure. Management uses adjusted EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that Adjusted EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of adjusted EBITDA to net income (loss):

Adjusted EBITDA	Three months ended March 31,
	2014	2013
Net income	$729	$2,828
Non-cash hedge adjustments	(3,100)	(1,047)
Non-cash compensation expense	1,233	1,008
Severance – Monaca	146	-
Income tax provision	394	1,830
Interest expense	538	1,081
Interest and other income	(2,488)	(424)
Depreciation and amortization	4,853	7,104
Adjusted EBITDA	$2,305	$12,380

CONTACT:
Horsehead Holding Corp.
Robert D. Scherich, 724-773-9000
Vice President & CFO